GOVERNMENT OF THE PROVINCE OF ALBERTA

FORESTS ACT

FOREST MANAGEMENT AGREEMENT

(O.C. 281/2002)

Approved and Ordered

Lois Hole
Lieutenant Governor	Edmonton, June 25, 2002

               Upon the recommendation of the Honourable Minister of Sustainable Resource Development, the Lieutenant Governor in Council, pursuant to section 16 of the Forests Act, approves the entry by the Minister of Sustainable Resource Development into a forest management agreement with Tolko Industries Ltd. and Footner Forest Products Ltd. in accordance with the attached Appendix.

Shirley McClellan (Acting Chair)

MEMORANDUM OF AGREEMENT

BETWEEN:

HER MAJESTY THE QUEEN in the right of the Province of Alberta, as represented by the Minister of Sustainable Resource Development, (hereinafter referred to as “the Minister”),

OF THE FIRST PART and

TOLKO INDUSTRIES LTD. a body corporate, registered under the laws of Alberta, with a business office in High Level, Alberta (“Tolko”)

OF THE SECOND PART and

FOOTNER FOREST PRODUCTS LTD, a body corporate, registered under the laws of Alberta, with a business office in High Level, Alberta (“Footner”)

OF THE THIRD PART

               WHEREAS Tolko owns and operates a sawmill complex (the “Sawmill”) located in the town of High Level, Alberta with an annual production capacity of 250,000,000 board feet of lumber; and

               WHEREAS Footner owns and operates a major oriented strandboard production facility (the “Plant”) located near the Town of High Level, Alberta for the manufacture of oriented strandboard with a rated annual capacity of 860,000,000 square feet of oriented strand board measured on a 3/8 inch basis; and

               WHEREAS the Minister, recognizing the Companies’ needs for a forest management agreement to warrant the continued operations of their respective facilities, desires to provide for a perpetual sustained yield of timber for each of the Companies’ respective operations; and

               WHEREAS it has been mutually agreed by all of the parties hereto that it is a convenient time to enter into a forest management agreement that will supply a portion of both Tolko’s and Footner’s respective timber needs for the Sawmill and the Plant, and

               WHEREAS the Minister desires to provide for sustainable development of all resources and to provide for the fullest possible economic utilization of timber from the forest management area and stable employment in local communities by maximizing the value of the timber resource base while maintaining a forest environment of high quality.

               NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises, terms, conditions, covenants, stipulations, agreements and provisions herein contained, the Minister, Tolko and Footner hereby agree as follows:

DEFINITIONS

1.	(1)	In this Agreement

(a)	“Agreement” means this Forest Management Agreement including all appendices or schedules attached hereto, and any written amendments made hereto from time to time by agreement of all of the parties;

(b)	“annual allowable cut” is the amount of timber that may be harvested in any one year as stipulated in the pertinent forest management plan approved by the Minister;

(c)	“commencement date” has that meaning provided for in paragraph 2(1);

(d)	“Companies” means, collectively, Tolko and Footner and “Company” means either of them;

(e)	“coniferous timber” means all coniferous species of trees growing on the forest management area, including, but not limited to, all species of pine, spruce, fir and larch;

(f)	“Crown” means Her Majesty the Queen in right of Alberta;

(g)	“cubic metre” shall have the same meaning as that prescribed by the Timber Management Regulation;

(h)	“cut control period” means a period of five consecutive forest management operating years;

(i)	“deciduous timber” means all deciduous species of trees growing on the forest management area, excluding birch;

(j)	“Department” means the Department of Sustainable Resource Development;

(k)	“designate” has that meaning provided for in paragraph 44;

(l)	“dollar” means Canadian currency of the value of one Canadian dollar, or the equivalent value in any other currency;

(m)	“Footner” means Footner Forest Products Ltd.;

(n)	“forest management area” refers to the tract of forest land as specifically defined in paragraph 3, over which the Companies are hereby given rights for establishing, growing and harvesting timber on a perpetual sustained yield basis for a defined period of time;

(o)	“Periodic Allowable Cut” is the total of the annual allowable cuts approved for a five-year cut control period;

(p)	“Plant” has that meaning provided for in the recitals to this Agreement;

(q)	“Sawmill” has that meaning provided for in the recitals to this Agreement;

(r)	“Scaling Regulation” means Alberta Regulation 336/79 authorized by Ministerial Order 40/79;

(s)	“Surface Materials Regulation” means Alberta Regulation 11/78;

(t)	“Timber Management Regulation” means Alberta Regulation 60/73 authorized under Order-in-Council 309/73;

(u)	“Timber Regulation” means Alberta Regulation 268/78; and

(v)	“Tolko” means Tolko Industries Ltd.

(2)	The Forests Act, the Public Lands Act, and the regulations made thereunder shall mean for the purposes of this Agreement, those Alberta Statutes and the regulations as each may from time to time be amended respectively or such Acts or regulations as may from time to time be substituted therefor, and terms defined by the Forests Act, the Public Lands Act, and the regulations made thereunder shall for the purpose of this Agreement, have the meaning given to them by those Acts and regulations as each may be amended or substituted from time to time.

2.	(1)	This Agreement shall commence on the 11th day of September, 2002, (hereinafter referred to as the “commencement date”), and shall expire on the 10th day of September, 2022, unless renewed under the provisions of subparagraph (3).

(2)	It is the intention of the parties hereto to continue the respective rights of the Companies under paragraph 7 to establish, grow, harvest and remove timber on the forest management area for terms of twenty years if, pursuant to subparagraph (3), mutual agreement thereon can be reached by the Minister and the Companies and such agreement is approved by the Lieutenant Governor in Council.

(3)	Subject to the approval of the Lieutenant Governor in Council and provided that both Companies are not in default as to any of the terms, conditions, stipulations, covenants, agreements and provisions of this Agreement, the Companies, or Company who is not then in default of any of the provisions of this Agreement, shall be entitled to a renewal of this Agreement whereby its rights under paragraph 7 to establish, grow harvest and remove timber are continued on condition that:

(a)	the Companies, or Company who is not then in default of any of the terms, conditions, stipulations, covenants, agreements and provisions of this Agreement, gives notice to the Minister within nine years following the commencement date of this Agreement of its desire to renew this Agreement; and

(b)	mutually acceptable terms, conditions, stipulations, covenants, agreements and provisions including further renewal provisions or other requirements can be renegotiated at the time of renewal.

(4)	Where the Companies or Company gives a notice under subparagraph (3)(a), the Companies or Company, as the case may be, and the Minister shall carry out good faith negotiations in an attempt to agree on a renewal Agreement with a term of twenty years and have it approved by the Lieutenant Governor in Council prior to the tenth anniversary of this Agreement.

(5)	The parties may agree to commence negotiations earlier than provided for in subparagraph (3)(a).

FOREST MANAGEMENT AREA

3.	The Minister and the Companies hereby enter into this forest management agreement in respect of the forest management area comprising, subject to paragraphs 4, 5, and 6, public lands within the boundaries shown outlined on a map registered in the Department, a copy of which is annexed hereto as Appendix “A”.

4.	Out of the forest management area the following are excepted:

(a)	areas which are the subject of any existing timber dispositions issued pursuant to the Forests Act, to parties other than the Companies, prior to the date of this Agreement;

(b)	lands which are the subject of a disposition issued pursuant to the Public Lands Act prior to the date of this Agreement or lands in respect of which a disposition under the Public Lands Act has been approved but which issuance is pending prior to the date of this Agreement;

(c)	lands which have been reserved under section 18(c) of the Public Lands Act or in respect of which a reservation has been approved but which has not been granted prior to the date of this Agreement;

(d)	the beds and shores of all permanent and naturally occurring bodies of water and all naturally occurring rivers, streams, watercourses and lakes; and

(e)	lands within any Provincial Park, Forest Recreation area, Natural Area or Ecological Reserve prior to the date of this Agreement;

5.	Whenever any of the productive or potentially productive land excepted under paragraph 4 or subsequently withdrawn from the forest management area becomes available for disposition and where such land is intended to be returned to timber production by the Minister, the Minister shall notify the Companies when such land becomes available and where the Companies request that such land be returned to timber production by the Minister, the Minister shall return these lands back to the forest management area in a productive or potentially productive state.

WITHDRAWALS

6.	(1)	The Minister may, at any time in his discretion, after consultation with the Companies with respect to the effect any such withdrawal may have on the forest management area, either permanently or for a specified term, withdraw from the forest management area:

(a)	any land which cannot be logged without causing substantial harm to the water table or to lakes, rivers, streams or other bodies of water, to the margins of water courses or to roads;

(b)	any lands required for rights-of-way, water resource and agricultural development or for any other purposes deemed by the Minister to be required for the human or physical resource development of the Province;

(c)	any lands required for commercial and industrial purposes, provided that such withdrawal shall not be in favour of one of the Companies for a purpose that will conflict or compete directly with the operations of the other Company; and

(d)	any lands which are not capable of producing timber.

(2)	A withdrawal shall take effect

(a)	on the date that a joint notice of withdrawal is given by the Minister to the Companies, or

(b)	where the joint notice given states that the withdrawal shall take effect at a future date, on the date stated in the joint notice.

(3)	In the event from time to time, after consultation with the Companies, of any withdrawal or withdrawals of land from the forest management area by the Minister under subparagraph (1):

(a)	for disposition to be issued to users other than the Crown, the Companies, or either of them, shall be entitled to reasonable compensation from the users of the area withdrawn for any loss of profit or other damage or loss suffered by the Companies, or either of them, including by way of example, but without limitation, damage to timber, improvements, regeneration, forest growth or to their operations on the forest management area resulting from such withdrawal;

(b)	for use by the Crown wherein the cumulative net aggregate productive area withdrawn does not exceed 2% of the net productive area of the forest management area, the Minister shall determine the compensation and arrange for reimbursement to the Companies, or either of them, for the actual loss or damage resulting from such withdrawal to any improvements created by the Companies’ efforts, or either of them, but not for any loss of profit, inconvenience nor increased costs reasonably incurred by the Companies in harvesting an equivalent volume of timber elsewhere;

(c)	for use by the Crown wherein the cumulative net aggregate productive area withdrawn does exceed 2% of the net productive area of the forest management area, the Minister shall determine the compensation in respect of such excess and arrange for reimbursement to the Companies for any increased costs reasonably incurred by the Companies in replacing the lost volume of timber and for any loss or damage suffered by the Companies including damage to timber, improvements, regeneration, forest growth, or to its operations on the forest management area;

(d)	in the event that any or all of subparagraphs (a), (b) or (c) should apply, only the Company which has actually suffered the loss or damage shall be entitled to the prescribed compensation as set forth in this subparagraph (3).

(4)	The Minister may, from time to time add available public land to the forest management area as full or partial compensation to the Company or Companies, as the case may be, under subparagraph (3)(b) or (c).

(5)	If the administration and control of any of the lands comprising the forest management area is transferred to the Crown in right of Canada, the Company or Companies, as the case may be, shall be entitled to compensation under subparagraph (3) as if the lands were withdrawn for use by the Crown.

(6)	For the purposes of applying subparagraphs (3)(b) and (c),

(a)	the net productive area for the initial forest management area shall be established and agreed upon by all of the parties to be effective on the commencement date of this Agreement, and

(b)	the cumulative net aggregate productive area withdrawn shall be calculated taking into consideration all exceptions and additions to the forest management area under subparagraph (4) and paragraphs 4 and 5 and all withdrawals under subparagraph (1) for use by the Crown.

(7)	Monetary compensation received by the Companies under subparagraph (3)(a) and paragraph 8(1)(b) shall only be used to offset damage to improvements such as plantations, roads, bridges or other facilities or to replace timber resources.

(8)	The Companies shall maintain complete and accurate records of the receipt and use of all compensation funds received under this paragraph and paragraph 8(1)(b).

(9)	The Minister may from time to time at his discretion request verifiable documentation of the use of compensation funds received under this paragraph and paragraph 8(1)(b) and the Companies shall comply with any such request.

RIGHTS OVER THE LAND

7.	(1)	Subject to all the terms and conditions of this Agreement the Minister grants:

(a)	to Tolko, the right, during the term of this Agreement, to enter upon the forest management area to:

(i)	establish, grow, harvest and remove all coniferous timber thereon on a perpetual sustained yield basis; and

(ii)	harvest and remove deciduous timber on behalf of Footner where such deciduous timber has been approved for harvest under the approved annual operating plan; and

(b)	to Footner, the right during the term of this Agreement, to enter upon the forest management area to:

(i)	establish, grow, harvest and remove all deciduous timber thereon on a perpetual sustained yield basis; and

(ii)	harvest and remove coniferous timber on behalf of Tolko where such coniferous timber has been approved for harvest under the approved annual operating plan.

(c)	to the Companies, the right to enter upon the forest management area for the purposes of the construction, operation and maintenance of camps, roads, wood concentration yards and other installations necessary and incidental to the Companies respective logging and silvicultural operations.

(2)	For the purpose of interpreting the Surface Rights Act, as amended, the Companies are each an occupant of the public lands comprising the forest management area.

(3)	The Minister shall cause land dispositions required within the forest management area for work such as roads, bridges, camps, timber processing operations and other necessary works incidental to the Companies’ respective harvesting and silvicultural operations to be issued to the Companies, or either of them, without any dues, fees or rental charges under the Public Lands Act being paid but such dispositions shall otherwise be subject to any pertinent regulations.

(4)	Notwithstanding subparagraph (3), the Companies may each obtain sand and gravel needed for their respective operations under this Agreement from any vacant public land on the forest management area pursuant to the Surface Materials Regulation, subject to the payment by the Companies, or either of them, as the case may be, of all required fees and royalties. In no case, however, shall the Companies have to pay fees or royalties for in situ right-of-way material located and used where it is found within the right-of-way.

8.	(1)	It is recognized by the Minister that the Companies use of the forest management area for establishing, growing, harvesting and removing timber is to be the primary use thereof and that it is to be protected therein in keeping with the principles of sustainable forest management. In keeping with public values and recognizing that certain portions of the forest management area may have other resource values, the Minister reserves all land rights on the forest management area not specifically given hereby, including by way of example, but without limiting the generality of the foregoing:

(a)	the right of others to travel, hunt, fish and otherwise use the said lands for recreational purposes, subject only to any necessary restrictions approved by the Minister for the purpose of prevention of accidents, fire control, protection of wildlife and seasonal protection of roads;

(b)	the right to authorize any person to conduct any work in connection with or incidental to geological or geophysical exploration pursuant to the Mines and Minerals Act, or the Exploration Regulations; provided that the Companies or either of them shall be entitled to receive reasonable compensation from the person or company which holds the authorization to conduct the exploration, for any loss or damage suffered by the Companies or either of them and resulting from such exploration including by way of example but without limitation, for any damage to timber, forest growth, regeneration, improvements or to any of their operations on the forest management area; and provided further that the Companies or either of them shall not be entitled to compensation for damage to timber or forest growth caused by any such geological or geophysical exploration where the right to cut such timber has been granted to a third party under a timber licence or permit;

(c)	the right to maintain and enhance forest resources, including fish and wildlife resources; and

(d)	the right to authorize trapping and, after consultation with the Companies, to authorize domestic stock grazing provided, however, that the growth performance of the managed timber species is not impaired and the regeneration will not be damaged by domestic stock grazing to the point where the overall stocking is reduced below the reforestation standard as set out in the Timber Management Regulation and provided the Companies’ right to establish, grow, harvest and remove timber is not significantly impaired.

(2)	The Minister also reserves the following rights to the timber on the forest management area:

(a)	the right, after consulting with the Companies, to issue timber dispositions from within the forest management area to provide timber

(i)	for local use in construction and maintenance of public works by any local authority, municipality, county, the Crown in right of Alberta or Canada, and

(ii)	for a Community Timber Use program

provided that in each five-year cut control period the total combined volume for these dispositions does not exceed 20,000 cubic metres of coniferous timber (of which not more than 4,000 cubic metres shall be disposed of to any one third party) or 32,890 cubic metres of deciduous timber,

(b)	the right, after consulting with the Companies, to issue deciduous timber allocations and deciduous timber dispositions to third parties listed in Appendix “C” for the harvest and removal of deciduous timber but shall not increase the annual allowable cut of those deciduous timber allocations beyond normal volume increases under the provisions which exist in the deciduous timber allocations and provided for by legislation, but shall not issue any new or additional deciduous timber allocations except as provided for in subparagraph (c);

(c)	after consultation with the Companies, the right to issue deciduous timber allocations and deciduous timber dispositions for that percentage of the deciduous annual allowable cut which was the subject of a deciduous timber allocation listed in Appendix “C” but which ceases to be the subject of a deciduous timber allocation, whether listed in Appendix “C” or not;

(d)	the right, after consulting with the Companies, to manage and reforest tree species on those lands which are subject to the allocations and timber dispositions referred to in subparagraphs (a) and (b) which may be required to maintain the annual allowable cut as set out in the approved detailed forest management plan; and

(e)	the right, after consultation with the Companies, to issue timber dispositions for birch timber.

(3)	The Minister and the Companies shall provide each other such available information as the Minister and the Companies may reasonably request concerning the operations authorized under permit and licence. The Minister shall consult with the Companies on an ongoing basis as may be required to minimize any conflict between the operations authorized under the permits and licences issued pursuant to subparagraph (2) and the respective operations of the Companies.

FOREST MANAGEMENT

A.	GENERAL PROVISIONS

9.	On the forest management area, the Companies shall, in accordance with the approved forest management plan follow sound forestry practices in managing the land base for the purpose of achieving and maintaining a perpetual sustained yield of timber from the productive forest land, while not reducing the productivity of the land.

10.	(1)	Before the Companies submit a plan referred to in subparagraphs (3), (4) and (5) to the Minister for his review and approval, the Companies shall

(a)	develop the requisite forest management plan so as to ensure that the objectives and principles of sustainable forest management are maintained in keeping with the requirements as specified in the forest management planning manual and as set forth in Appendix “B”,

(b)	make reasonable arrangements required for and shall conduct public presentations and reviews of the proposed forest management plans; and

(c)	provide the opportunity for third parties holding timber dispositions on the forest management area to participate in the formulation of the Companies’ detailed forest management plans to ensure that the long term sustainable objectives and principles of forest management are maintained.

(2)	After these public presentations and reviews, the Companies shall incorporate in the forest management plan their response to the concerns raised by the public respecting the proposed forest management plan and shall submit this plan to the Minister within the time specified in subparagraphs (3), (4) or (5), as the case may be, for the Minister’s review and approval.

(3)	No later than December 31, 2002, the Companies shall submit for the Minister’s approval a single joint detailed forest management plan. Prior to approval of a single detailed forest management plan, the Companies shall continue their respective timber harvesting operations in accordance with the Crown’s approved forest management unit plans and the terms of the Companies’ approved annual operating plans.

(4)	Not later than the fifth anniversary of the commencement date of this Agreement, the Companies shall submit for the Minister’s approval a single detailed forest management plan, and this plan when approved will replace that plan approved under subparagraph (3).

(5)	Not later than the fifteenth anniversary of the commencement date of this Agreement, the Companies shall submit for the Minister’s approval, a single revised detailed forest management plan, and this revised plan when approved will replace that plan approved under subparagraph (4).

(6)	The Companies shall prepare the forest management plans referred to in subparagraphs (3), (4) and (5) in accordance with the forest management planning manual prepared by the Minister, as amended from time to time, and having regard to the management, harvesting and reforestation requirements set forth in Appendix “B”.

(7)	The management strategies in the detailed forest management plan under subparagraphs (4) and (5) shall:

(a)	provide for the maintenance of the annual allowable cut for both the coniferous and deciduous tree species, subject only to the occurrence of natural disasters; and

(b)	account for both the coniferous and deciduous growing stock in all stands in the forest management area, and shall ensure that these components are being replaced through strategies outlined in the approved forest management plans and annual operating plans.

(8)	The Minister may require the Companies, after discussing any proposed changes with the Companies, to alter any of the methods described in the forest management plans before approving such plans. Without limiting the generality of the foregoing, if there is any dispute as between the Companies concerning finalization of the detailed forest management plans required to be submitted in accordance with this paragraph 10, the Minister may, in his sole discretion, direct that the Companies proceed to binding arbitration to resolve such dispute, which arbitration, if so directed by the Minister, shall occur in accordance with the provisions set forth in paragraph 45.

(9)	The Minister agrees that so long as a plan required under this paragraph 10 has been submitted by the Companies within the time periods herein specified and provided such plan complies with the requirements of this Agreement, unless the Minister has sent a notice under paragraph 12, the Companies are hereby authorized to continue to carry on their respective operations pursuant to the existing approved plan, pending approval being granted by the Minister to the newly submitted plan.

11.	Subject to paragraphs 10(3) and 10(9) the Companies may not commence or carry on any construction project or any operation on the forest management area until the relevant plans which are required to be submitted pursuant to this Agreement have been submitted by the Companies and approved in writing by the Minister. The Companies may not digress from the approved plans without the Minister’s consent in writing, with the understanding that the Minister shall provide a full explanation whenever consent is withheld.

12.	When, in the opinion of the Minister, any plan approved by him becomes obsolete or inadequate, he may, by reasonable notice in writing, require the Companies to submit a revised plan for his approval within a specified time, or within any extended time he may subsequently allow.

13.	(1)	The Minister shall consult with the Companies concerning proposed areas and methods of harvesting by timber licensees and permittees in the forest management area before designating the areas in which timber licensee and permittee operations may be carried on.

(2)	The Companies shall, through sustainable forest management planning, integrate and coordinate the management of the forest resources with all timber licensees and permittees operating within the forest management area.

14.	(1)	The Minister shall require timber licensees and permittees operating within the forest management area to conduct all harvesting operations in accordance with the approved plans submitted hereunder and to refrain from hindering or obstructing the lawful operations of the Companies.

(2)	The Companies shall have the right to negotiate the purchase of timber quota certificates or negotiate other arrangements with holders of certificates, licences and permits in order to combine timber harvesting operations from stands for maximum utilization of timber resources.

15.	(1)	The Companies shall conduct such forest inventories of the forest management area as are necessary to prepare the plans required by this Agreement.

(2)	The Companies shall maintain a reasonably complete and accurate forest inventory of the forest management area collected to Alberta Vegetation Inventory Standards version 2.1, or as otherwise mutually agreed to by the Companies and the Minister, and shall update all depletions and reforestation.

(3)	By December 31, 2002, the Companies shall establish and implement a growth and yield program consistent with prevailing standards and policies and acceptable to the Minister on lands within the forest management area.

(4)	The growth and yield program will include the establishment of a system of permanent sample plots which will be used to monitor the results of different silvicultural systems during the term of this Agreement so as to provide accurate information for the preparation of reliable yield tables.

(5)	All information and data related to the forest management area that has been or will be collected by the Companies or the Minister relating to forest inventory, other resource uses, the inventory referred to in subparagraph (2), growth and yield data, reforestation results, and operational and detailed planning maps shall be made available from the Companies to the Minister, or from the Minister to the Companies, whichever is the case, free of charge upon request and on a timely and confidential basis.

16.	(1)	The Companies shall conduct their timber harvesting and reforestation operations in accordance with the approved “Alberta Timber Harvest Planning and Operating Ground Rules” until such time as they are replaced by the established set of ground rules under subparagraphs (2) or (3).

(2)	Within six (6) months following the approval of the detailed forest management plan under paragraph 10(4), the Minister and the Companies shall jointly develop a new set of ground rules consistent with the detailed forest management plan, for the preparation of operating plans and to guide harvesting and reforestation operations.

(3)	If a set of ground rules cannot be established by mutual agreement of the Minister and the Companies, the Minister may establish new ground rules which are consistent with the approved detailed forest management plan, but only with the approval of the Lieutenant Governor in Council.

(4)	At the initiative of any party to this Agreement, the ground rules shall be reviewed jointly by the Minister and the Companies. These ground rules may be altered by mutual agreement of the Minister and the Companies.

17.	(1)	The term of this Agreement shall be divided into four cut control periods each with a duration of five years or as otherwise agreed to by the Minister.

(2)	If either of the Companies over cuts the periodic allowable cut the Minister shall reduce the allowable cut for the coniferous or deciduous, as the case may be, during the subsequent cut control period by an amount equivalent to the entire overcut volume, except to the extent that the overeat results from the salvage of dead, damaged, endangered, diseased, decadent or fire killed timber.

(3)	Where production is lower than the periodic allowable cut, the Company responsible for any reduced production may submit a program satisfactory to the Minister making up the undercut volume in the subsequent cut control period, or such other period as may be approved by the Minister.

18.	(1)	The Companies shall forthwith upon the commencement of this Agreement establish a forest management operating year that shall commence and end on dates approved by the Minister.

(2)	Subject to paragraph 10(3), the Companies shall annually submit to the Minister a single integrated annual operating plan in accordance with the ground rules referred to in paragraph 16.

(3)	Each annual operating plan shall be prepared in accordance with the approved forest management plan and shall provide for the establishment, growing, harvesting and removal of timber in the forest management area in accordance with the guidelines set forth in Appendix “B” and shall include an operating projection showing the proposed harvesting operation intended by each of the Companies. Such operating projection shall be in accordance with the standards and shall cover the period of time specified in the ground rules referred to in paragraph 16.

(4)	The Minister may approve such plan as submitted, or may require the Companies, after discussing any proposed changes with the Companies, to alter any harvesting operations described in the plans, provided that the Minister shall not thereby alter the ground rules and acts promptly so as to avoid delay in the Companies’ respective operations.

(5)	When the annual operating plan does not provide for the salvage of dead, damaged, endangered, diseased or decadent or fire killed timber, the Minister may give notice to the Companies that he requires provision for its salvage in such plan. The Companies shall have thirty (30) days from the date on which such notice is given to them by the Minister within which to amend the plan, or to justify the exclusion of such timber from the plan, but if they fail or elect not to do either within such period, they shall not be deemed to be in default and the Minister may dispose of such timber to any person by license or permit not exceeding one year in duration without compensating the Companies and the volume of timber so disposed will be charged by the Minister as production against the annual volume of either deciduous production or coniferous production, as the case may be, in the forest management area.

19.	(1)	Tolko shall use reasonable effort to purchase coniferous roundwood if required by Tolko and if offered to Tolko at prevailing market prices, provided that the coniferous roundwood possesses a standard of quality suitable in the opinion of Tolko for use in its Sawmill.

(2)	Footner shall use reasonable effort to purchase deciduous roundwood if required by Footner and if offered to Footner at prevailing market prices, provided that the deciduous roundwood possesses a standard of quality suitable in the opinion of Footner for use in its Plant.

20.	(1)	Tolko shall utilize all merchantable coniferous timber cut in road construction and other incidental operations of the Companies unless otherwise permitted in writing by the Minister.

(2)	Footner shall utilize all merchantable deciduous timber cut in road construction and other incidental operations of the Companies unless otherwise permitted in writing by the Minister.

21.	The Companies shall not hinder or obstruct the lawful timber operations of licensees, permittees or respective operations of each other.

22.	(1)	It is recognized that during their operations, licensees and permittees may cause some incidental damage to timber. No claim shall be made by either of the Companies against any licensee, permittee or the Minister for reasonably unavoidable incidental damage to timber.

(2)	The Minister shall ensure that all timber licences and permits issued on the forest management area after the commencement date of this Agreement shall include a provision preventing a claim against either of the Companies for reasonably unavoidable incidental damage to timber.

B.	REFORESTATION

23.	(1)	Tolko shall reforest at its own expense

(a)	all lands required for coniferous production (including incidental coniferous cut by the holder of a Deciduous Timber Allocation set out in Appendix “C”) as set out in the approved forest management plans, cut over by or on behalf of the Companies under this Agreement to the required reforestation standard and shall describe its reforestation program in the detailed forest management plan and annual operating plans; and

(b)	those lands cut over by High Level Forest Products Ltd. and Tolko Industries Ltd. prior to the commencement date of this Agreement that comprise part of the forest management area, the reforestation of which was the responsibility of High Level Forest Products Ltd. and Tolko Industries Ltd. and that have not been recognized by the Minister as being satisfactorily regenerated and shall reforest those lands to the required reforestation standard and shall describe its reforestation program in its forest management plans and annual operating plans.

(2)	Footner shall reforest at its own expense

(a)	all lands required for deciduous production, including incidental deciduous, as set out in the approved forest management plans, cut over by or on behalf of the Companies under this Agreement to the required reforestation standard and shall describe its reforestation program in the detailed forest management plan and annual operating plans; and

(b)	those lands cut over by Footner prior to the commencement date of this Agreement that comprise part of the forest management area, the reforestation of which was the responsibility of Footner and that have not been recognized by the Minister as being satisfactorily regenerated and shall reforest those lands to the required reforestation standard and shall describe its reforestation program in its forest management plans and annual operating plans.

(3)	In this Agreement the required reforestation standard means the reforestation standard under the Timber Management Regulation as amended from time to time or in any regulation passed in substitution thereof.

24.	As part of its operations under this Agreement the Companies shall, at their own expense, furnish all of the seedling trees and propagules required for their respective reforestation needs.

25.	Seed, seedling trees and propagules used for reforestation programs under this Agreement shall be produced in accordance with the rules established by the Minister governing the source and type of tree seed and species used to reforest public land.

26.	Each Company shall be solely responsible for reforesting to the required reforestation standard all productive and potentially productive lands burned by fire within the forest management area, when the fire has been caused by the Company, its employees, agents or contractors. For the purposes of the foregoing, it is agreed by all of the parties to this Agreement that neither Tolko nor Footner is the agent of the other.

27.	(1)	The Companies, or either of them may devise and implement enhanced forest management practices beyond those required under this Agreement. The Companies and the Minister may enter into an agreement which will define the programs and conditions that, in the Minister’s opinion, will establish a sustainable increase in the allowable cut approved by the Minister in the management plan submitted under paragraph 10.

(2)	Where the Companies, or either of them, implements enhanced forest management practices under the terms of such an agreement, and where the Minister and the Companies agree on the amount of additional allowable cut which will result from enhanced forest management practices over and above those required under this Agreement and the Forests Act, then such additional allowable cut shall be offered by the Minister to the Companies, or Company, as the case may be, that is undertaking the approved enhanced forest management practices free of timber dues provided the Minister has been duly authorized to do so by a regulation passed under section 4 of the Forests Act.

(3)	The additional allowable cut resulting from the enhanced forest management practices will only be offered free of timber dues after the Companies or Company, as the case may be, has fully utilized the unenhanced annual allowable cut approved in the management plans.

C.	FOREST PROTECTION

28.	(1)	The Minister agrees to provide and maintain an organization of people and equipment necessary for the protection of the forest from and suppression of forest fires on the forest management area and, except as herein otherwise provided, to pay the cost of fighting any forest fire that originates on the forest management area on the understanding that the Minister will not be liable for damages to the Companies resulting from a failure to prevent, control or suppress any fire.

(2)	Notwithstanding subparagraph (1), each Company shall pay the cost of suppressing any forest fire that originates on the forest management area if the fire is caused by or arises out of any of the operations or activities conducted on the forest management area by the Company, their employees, agents or contractors; provided, however, that in no event shall the liability of a Company exceed the liability provided for in a separate Fire Control Agreement which may be negotiated and entered into by the Minister and the Companies. Until such time as a Fire Control Agreement has been entered into, each Company agrees to have on hand in good working order such fire fighting equipment and shall train such employees in fire suppression as specified by the Minister. If the cause of any fire is disputed by either Company, the dispute shall be resolved by means of civil suit in the Courts of Alberta.

(3)	Notwithstanding anything contained in this Agreement, the Companies shall not be liable to the Crown for loss of or damage to Crown timber by fire that is caused by or arises out of any of the operations or activities conducted on the forest management area by the Companies or their respective employees, agents or contractors.

(4)	In the event of an occurrence of insect damage of epidemic nature to forest growth or a disease epidemic affecting forest growth on the forest management area the parties hereto will co-operate in suppressing the epidemic.

RECORDS AND SCALING

29.	(1)	All scaling and measuring of timber weights and volumes shall be conducted in accordance with the Timber Regulation, the Scaling Regulation and the published instructions of the Department.

(2)	The Companies shall each maintain in the form and in the manner approved by the Minister complete and accurate records of their respective operations conducted on the forest management area.

(3)	The Minister, or any person authorized by the Minister, may inspect the records maintained by the Companies pursuant to subparagraph (2).

30.	(1)	Unless otherwise prescribed in the Timber Management Regulation, within thirty (30) days of the termination of every calendar quarter, the Companies shall each submit to the Minister in writing, on a form prescribed by the Minister, a return reporting:

(a)	the volume of timber cut by and for the Company;

(b)	the volume of timber or destroyed by others for which the Company is entitled to compensation under this Agreement; and

(c)	the volume of timber and primary timber products purchased for use in its mills and timber and primary timber products sold by the Company, from their operations in Alberta and the land from which the timber was cut.

(2)	The Companies shall each remit to the Minister with their respective returns the amount of all dues payable for the volume of timber shown on such returns.

CHARGES AND DUES

31.	(1)	Once a year during the term of this Agreement, the Companies shall pay to the Minister on or before a date specified by the Minister a holding and forest protection charge.

(2)	Initially, the charge in subparagraph (1) will be $700,000.00 in total.

(3)	Subsequent holding and forest protection charges shall be adjusted annually on the anniversary of the commencement date of this Agreement using the Annual Implicit Price Index for government current expenditure in goods and service, as published by Statistics Canada, in the following formula:

Index for Year
Charge for Year =	Charge for	X	Prior to Year of Payment

of Payment	Previous Year		Index for Second Year
Prior to Year of Payment

Example:

2003 Holding and Protection Charge =	$700,000	X	2002 Index

2001 Index

In the event that the Annual Implicit Price Index is no longer published or in the event of a change in the method used to calculate the Index, the Minister and the Companies shall mutually and reasonably agree on a comparable published index to be used in the above formula.

(4)	Notwithstanding the foregoing provisions of this paragraph:

(a)	the holding and forest protection charges otherwise payable by the Companies shall be reduced by the eligible expenditures actually made by the Companies in carrying out approved forest protection plans submitted by the Companies under subparagraph (6); and

(b)	eligible expenditures can only be used to reduce the holding and protection charges otherwise payable in the year following the year the expenditures were made and then only to the limit of those charges.

(5)	For the purposes of subparagraph (4), eligible expenditures shall not include costs of suppressing forest fires or epidemics of insects or disease.

(6)	The Companies shall submit annually a single forest protection plan for the Minister’s approval.

(7)	The forest protection plan shall include a description and an estimated cost for those proposed expenditures the Companies’ wish to claim under subparagraph (4). Within thirty (30) days of submission of the forest protection plan, the Minister shall indicate those proposed expenditures that are eligible to reduce the holding and forest protection charges otherwise payable by the Companies.

(8)	The Companies shall annually submit a joint audited financial report detailing how much monies were spent by the Companies in implementing the plans referred to in subparagraph (6). The audited financial report shall be prepared by an independent, qualified auditor and shall be prepared in accordance with the Canadian Institute of Chartered Accountants handbook.

(9)	The Companies shall maintain and retain for three (3) years, such records of the expenditures claimed under subparagraph (4) as would allow a proper audit of these expenditures and shall, during normal business hours, make available to the Crown, including, but not limited to, Crown appointed auditors, the existing records in whatever form as relate to such eligible expenditures.

32.	(1)	For all coniferous timber harvested by or for Tolko, Tolko shall pay to the Minister timber dues at the rates established under the Timber Management Regulation.

(2)	Subject to subparagraph (4), until September 13, 2016, for all deciduous timber harvested by or for Footner, Footner shall pay to the Minister timber dues at the following rates:

(a)	when the OSB price is less than or equal to $300 per 1,000 square feet (7/16 inch basis): $0.53 per m3,

(b)	when the OSB price is greater than $300 per 1,000 square feet (7/16 inch basis):	OSB Price X $0.53 perm[3]
($300)

(3)	The OSB Price will be set quarterly based on the average of the weekly prices for the prior quarter. The average weekly OSB Price in a payment period is calculated by:

(a)	determining for each full week ending on a Friday of the payment period the net F.O.B. mill price for 1,000 square feet of 7/16 inch OSB for north central U.S. mills as shown in the publication entitled Random Lengths, published by Random Lengths Publications Inc.,

(b)	converting each weekly price into Canadian dollars using the exchange rate prescribed by the Minister for each week, and

(c)	calculating the average of those converted prices.

(4)	Up to and including September 13, 2016, if the Minister is satisfied that a percentage of deciduous timber in an area is dead, the timber dues payable by Footner for that percentage of deciduous timber harvested from the area is $0.27 per cubic metre of roundwood.

(5)	After September 13, 2016, for all deciduous timber harvested by or for Footner, Footner shall pay to the Minister timber dues at the rates established under the Timber Management Regulation.

(6)	For all timber for which a Company is entitled to compensation, the Company shall pay to the Minister timber dues in accordance with the Timber Management Regulation.

33.	(1)	The Companies shall establish and fund a program on the commencement date of this Agreement to enhance the management activities and level of understanding of the forest resources and forest products within the forest management area. The minimum annual funding for this program, will be $0.25 per cubic metre based on all timber cut by or for the Companies from the forest management area.

(2)	The Companies shall, as requested by the Minister, provide a report that details the activities of the program referred to in subparagraph (1).

FACILITY OPERATION

34.	(1)	If, at any time the Sawmill ceases to be in production and operation for a period of twelve (12) consecutive months, Tolko shall have no right to and shall not harvest coniferous timber on the forest management area, until such time as Tolko advises the Minister in writing of its intentions to resume production and operation of the Sawmill.

(2)	If, at any time, the Plant ceases to be in production and operation for a period of twelve (12) consecutive months, Footner shall have no right to and shall not harvest deciduous timber on the forest management area until such time as Footner advises the Minister in writing of its intentions to resume production and operation of the Plant.

(3)	Notwithstanding subparagraphs (1) and (2), where either Company fails to recommence production and operation of its facility after such period of twelve (12) consecutive months, the Minister shall have the right to cancel this Agreement as against the Company in default.

(4)	If either Company submits a proposal for a forest industry project (the “project”), including an implementation timetable, as a replacement for the Sawmill (in the case of Tolko) or the Plant (in the case of Footner), which project is acceptable to the Minister, the Minister shall delay exercising his right under subparagraph (3) to cancel this Agreement as against the Company in default.

(5)	If either Company has submitted a proposal acceptable to the Minister under subparagraph (4) and, in the opinion of the Minister, the Company is not carrying out the proposal in accordance with its terms, the Minister may cancel this Agreement as against the Company in default.

(6)	The Companies will notify the Minister, in writing, of any intended major reduction in production levels of the Sawmill or the Plant, as the case may be, and such notification will be submitted to the Minister at least six (6) weeks prior to the intended reduction taking effect.

(7)	If there is a closure of either the Sawmill or the Plant as contemplated in subparagraph (1) or (2), the Company that is continuing on with its operations shall carry on harvesting operations in such a manner so as to minimize secondary timber production. Any secondary timber production that is necessarily produced by virtue of the Company’s ongoing harvesting operation will be charged by the Minister as either deciduous production or coniferous production, as the case may be, against the forest management area.

GENERAL PROVISIONS

35.	(1)	If either Company at any time is in default under any of the covenants, terms, conditions, provisions, agreements and stipulations in this Agreement, the Minister may give notice to the Company in default setting out the default complained of and requiring that Company to remedy the default within six (6) months of the giving of notice.

(2)	The Lieutenant Governor in Council may from time to time extend the period during which the Company is required to remedy any default complained of in a notice given pursuant to subparagraph (1).

36.	The Minister shall have the right to have the Companies perform all of their respective covenants, terms, conditions, stipulations, provisions and agreements and obligations as contained in this Agreement or to sue the defaulting Company for damages for any breach or breaches thereof and the Minister shall also have the right to cancel this Agreement as it pertains to the defaulting Company as set forth in paragraph 38 provided the remedies available to the Minister for default by a Company under paragraph 34 shall be limited to those set out in paragraph 34.

37.	When any default or delay by a Company in the performance or observance of any of the terms, conditions, provisions, agreements, covenants and stipulations of this Agreement is occasioned in whole or in part through:

(a)	industrial disputes,

(b)	governmental review or judicial proceedings respecting forest management impact of woodlands operations or the possible environmental impact of the Sawmill or Plant, or

(c)	interruption which is not the result of any wilful or negligent act or omission by the Company, such as power failure, fire, sabotage, tempest, war or acts of God and not avoidable by reasonable effort or foresight, that Company shall not be deemed in default under this Agreement and the time for performance or observance of such term, condition, provision, agreement, covenant or stipulation shall be extended by such reasonable period of time as the Minister may specify in writing to that Company.

38.	(1)	Except as otherwise provided in paragraph 34 the Minister may, by giving a defaulting Company ninety (90) days notice in writing, cancel this Agreement as it relates to the defaulting Company when:

(a)	any goods or chattels of the defaulting Company which are located in or about the Town of High Level, Alberta and which constitute a material part of that Company’s assets located thereat, are lawfully seized or taken in execution by a creditor of that Company, and that Company has failed to take any legal action to contest the same within ninety (90) days after such seizure or taking, or

(b)	the defaulting Company makes any general assignment for the benefit of its creditors or an assignment in bankruptcy or takes the benefit of any Act in force for bankrupt or insolvent debtors, or

(c)	the defaulting Company fails from time to time to observe or perform any of the covenants, stipulations, terms, conditions, provisions and agreements required to be observed or performed by the Company under this Agreement, and having been given notice of such failure under paragraph 35 of this Agreement, fails to remedy such failure within the time allowed by the said paragraph for so doing, or any extension thereof given by the Lieutenant Governor in Council.

(2)	Subparagraphs (1) (a) and (b) do not apply if a trustee for the holders or receiver managers or the holders themselves of bonds, debentures, or other securities of the defaulting Company exercises any rights or remedies contained in any deed of trust or mortgage or other agreement under which such bonds, debentures or other securities are issued or secured, including but without restricting the generality of the foregoing, the taking of possession by the trustee, receiver managers or the holders themselves of the Company’s properties and assets and the operation or disposition thereof for the benefit of the holders of the Company’s bonds, debentures or other securities.

39.	The Minister does not guarantee any quality or quantity of timber on the forest management area.

40.	No implied contract of any kind by or on behalf of the Minister shall arise or be construed from anything contained in this Agreement and the only rights, powers and privileges granted to the Companies are those contained in this Agreement.

41.	The Minister and the Companies agree that the lines on the map shown in Appendix “A” hereunto annexed are intended, where those lines outline areas that are yet unsurveyed, to be the survey lines of the townships, sections, or half sections, as the case may be, that would exist if such areas were surveyed under the system of township surveys prescribed by the Surveys Act (Alberta) and any amendments or substitutions thereto.

42.	The Companies shall comply with and observe all the provisions and requirements of all Acts of the Province of Alberta and the regulations thereunder in force from time to time that apply to the Companies or to this Agreement either specially or generally by express wording or by implication.

43.	The Companies shall each during the term of this Agreement, maintain an office in the Province of Alberta or obtain and maintain a registration under the Business Corporations Act (Alberta), its regulations or as each may be amended from time to time.

44.	(1)	On or before the commencement date of this agreement, the Companies shall notify the Minister in writing as to the identity of the designate (“designate”) appointed by the Companies who will represent the Companies with respect to matters involving

(a)	disposition holders other than the Crown;

(b)	provision of consent to the activities of disposition holders on the forest management area,

(c)	withdrawal of productive lands, and

(d)	collection of compensation from disposition holders.

(2)	The Companies shall from time to time, as soon as practicable, notify the Minister in writing of any other matter which has been agreed upon by them as warranting the appointment of a designate who will represent the Companies with respect to such matter and the identity of the designate appointed in respect to such matter.

(3)	The Companies may, from time to time, on 30 days written notice to the Minister, appoint a new designate to replace a designate previously appointed pursuant to this paragraph.

45.	(1)	Where any dispute arises between all of the parties to this Agreement or between one of the Companies and the Minister concerning the application or interpretation of this Agreement the dispute may be referred to arbitration pursuant to the Arbitration Act (Alberta) as may be amended from time to time, but only upon the mutual agreement of the parties to the dispute.

(2)	Where the parties to a dispute do not agree to refer a dispute concerning this Agreement to arbitration as provided in subparagraph (1), the dispute shall be resolved by means of civil action before the Courts of the Province of Alberta.

(3)	If the Companies are directed to arbitration pursuant to paragraph 10(8), then the Companies shall refer the dispute, as soon as practicable, to binding arbitration by a single arbitrator in accordance with the Arbitration Act.

(4)	With respect to any dispute that is to be resolved by arbitration in accordance with subparagraph (3), the arbitrator used to resolve such dispute shall be determined from the list of arbitrators described in subparagraph (5).

(5)	Within six (6) months after the commencement date, the Companies shall, for the purposes of subparagraph (3), prepare a list of arbitrators qualified to decide forestry matters acceptable to each of the Companies. The list of arbitrators shall be reviewed and updated from time to time as required, but no later than five (5) years after the commencement date and every five (5) years thereafter.

46.	(1)	Neither of the Companies shall assign this Agreement or any of their respective rights granted to them by this Agreement without the consent of the Minister in writing and such consent may in his sole discretion be withheld. Where the Minister refuses consent to an assignment, he shall advise the Company in writing of his reasons for so refusing.

(2)	Subparagraph (1) does not apply to:

(a)	the employment of one or more contractors in the normal conduct of its operations; or

(b)	an assignment or transfer of this Agreement by way of mortgage or charge or the grant of a security interest in this Agreement to lenders to or trustees for lenders to either of the Companies.

47.	Any waiver by the Minister of the strict performance by the Companies or either of them of their covenants or of any term, condition, stipulation, agreement or provision under this Agreement is not binding upon the Minister unless such waiver is expressed in writing under the authority of the Minister, and any such waiver or any extension of time granted by the Lieutenant Governor in Council hereunder shall not abrogate such or any covenant, term, condition, stipulation, agreement or provision herein or constitute a waiver or extension of time as to any subsequent breach of the same or any other covenant, term, condition, stipulation, agreement or provision herein.

48.	Each Company covenants and agrees to observe, perform and keep all covenants, terms, conditions, stipulations, agreements and provisions herein on its part to be observed, performed and kept, and time shall be and remain of the essence thereof and notwithstanding any binding waiver given by the Minister as referred to in paragraph 47 or any extensions of time given by the Lieutenant Governor in Council under this Agreement that thereby may affect the time for performing any particular act, covenant, term, condition, stipulation, agreement or provision of this Agreement herein, time shall remain of the essence pertaining to all subsequent performance by that Company of any and all acts, covenants, terms, conditions, stipulations, agreements and provisions herein contained and to this entire Agreement.

49.	(1)	Each Company assumes liability for and shall pay all claims of the Minister for all damages to any real or personal property other than timber of the Crown caused by that Company, its servants, agents, workmen and contractors in the course of the exercise or purported exercise of its rights, powers and privileges under this Agreement, whether or not the damage so caused is due to the negligence of that Company, its servants, agents, workmen and contractors, as the case may be; provided however, neither of the Companies assumes liability under this subparagraph for economic loss or incidental and consequential loss and damage.

(2)	Subparagraph (1) shall not restrict, in any manner, the ability of the Minister to pursue the Company under the common law for economic loss or incidental and consequential loss and damage, which liability may be resolved by means of arbitration pursuant to the Arbitration Act with the mutual agreement of both parties, or failing such agreement, by civil action before the courts of the Province of Alberta.

50.	Each Company agrees to hold the Minister harmless against any and all third party claims, demands or action for which such Company is legally responsible, including those arising out of negligence, wilful harm, or crimes by the Company or their employees or agents.

51.	The Companies shall submit to the Minister when required, any information or documents the Minister may reasonably request in respect of matters relating to this Agreement for the purpose of verifying the Company’s continued compliance of the Companies with the terms of this Agreement.

52.	Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered to the address set out below or if mailed at any government post office in the Province of Alberta by prepaid registered mail addressed as follows:

(a)	to Tolko (with a copy to Footner):	to Footner (with a copy to Tolko):
	11401 — 92 Street	P.O. Box 1856
	High Level, Alberta	High Level, Alberta
	TOH 1ZO	ToH 1Z0

(b)	to the Minister:
Minister of Sustainable Resource Development
Legislature Building
Edmonton, Alberta
T5K 2B7

or to such other address any party may from time to time inform the other party in writing, and any such notice shall be deemed to have been received on the fourth business day after the mailing thereof, or if delivered, when delivered; provided that if mailed should there be between the time of mailing and the actual receipt of the notice a mail strike, slow down or other labour dispute which might affect the delivery of such notice then such notice shall only be effective if and when actually delivered.

53.	This Agreement is made subject to its approval by the Lieutenant Governor in Council.

54.	(1)	In the event that this Agreement is cancelled for any reason, the Minister shall

(a)	grant to Tolko for the sum of $1.00 each, coniferous timber quotas for the volume of coniferous timber, including incidental coniferous timber that becomes available as a result of the cancellation of this Agreement. Issuance of the coniferous timber quotas shall be subject to Tolko and La Crete Sawmills Ltd. (or its successor in title to its sawmill) being parties to a volume supply agreement under which Tolko has agreed to make available a certain volume of sawlogs to La Crete Sawmills Ltd. on specified terms and conditions.

(b)	grant to Footner for the sum of $1.00 each, deciduous timber allocations for the volume of deciduous timber, including incidental deciduous timber that becomes available as a result of the cancellation of this Agreement.

(2)	The obligation of the Minister to grant coniferous timber quota(s) and deciduous timber allocations under subparagraph (1) shall survive the cancellation of this Agreement.

(3)	If this Agreement is cancelled against one of the Companies, this Agreement shall not be cancelled against the other party unless for cause and then only in the manner herein provided.

55.	This Agreement inures to the benefit of and is binding upon the Crown and Her assigns, and each of Tolko and Footner and their respective successors and assigns if approved by the Minister in accordance with the provisions of this Agreement.

56.	(1)	Notwithstanding anything to the contrary in this Agreement, whether express or implied, each of Tolko and Footner shall be separately responsible for the performance of their respective obligations under this Agreement and no obligations under this Agreement shall be construed or deemed to be joint and several obligations.

(2)	The parties acknowledge that no partnership is created by this Agreement and that nothing contained in this Agreement shall or shall be deemed to constitute the Companies as partners nor agents of the other nor any other relationship whereby either of the Companies could be held liable for any act or omission of the other nor shall either Company have any authority to act for the other or to incur any obligation on behalf of the other save as specifically provided by this Agreement.

57.	Where any information, data or documents are provided to the Crown in confidence under this Agreement, that confidentiality is subject to any restriction on disclosure or obligation to disclose imposed on the Crown by law.

58.	This Agreement shall be construed as having been made in the Province of Alberta and the laws of the Province of Alberta shall be applied in the event of any action or arbitration mutually agreed to, respecting any dispute arising from this Agreement, its formulation, interpretation, and each and every other aspect pertaining to or resulting from its entire contents.

               IN WITNESS WHEREOF the party of the first part executes this Agreement under the hand of the Minister subscribed hereunder and the party of the second part executes this Agreement by subscribing hereunder the signatures of its duly authorized corporate officers and the party of the third part executes this Agreement by subscribing hereunder the signatures of its duly authorized corporate officers at Edmonton, Alberta this 11th day of September, 2002.

Her Majesty the Queen in Right of Alberta

/s/ Authorized Witness	/s/ Honourable Minister

Witness	Minister of Sustainable Resource Development

Tolko Industries Ltd.

/s/Authorized Officer

/s/ Authorized Witness	Per: /s/ Authorized Officer

Witness

Footner Forest Products Ltd.

/s/ Authorized Witness	Per: /s/ Authorized Officer

Witness

TOLKO INDUSTRIES LTD. AND FOOTNER FOREST PRODUCTS LTD.
FOREST MANAGEMENT AREA
APPENDIX “A”

[MAP]

This is Appendix “A” to the memorandum of agreement dated Sept. 11, 2002 between HER MAJESTY, THE QUEEN, in right of the Province of Alberta and TOLKO INDUSTRIES LTD. and FOOTNER FOREST PRODUCTS LTD.

Minister of Sustainable Resource Development

/s/ Honourable Minister

/s/ Authorized Witness

Witness
Tolko Industries Ltd.

/s/ Authorized Witness	Per: /s/ Authorized Officer

Witness

Footner Forest Products Ltd.

/s/ Authorized Witness	Per: /s/ Authorized Officer

Witness

TOLKO INDUSTRIES LTD.
AND
FOOTNER FOREST PRODUCTS APPENDIX “B”

PLANNING CRITERIA

The coniferous timber and deciduous timber on the forest management area shall be managed, harvested and reforested on a perpetual sustained yield basis in accordance with the provisions of this Agreement including the following guidelines:

1.	Timber stands in the forest management area shall be classified in accordance with the forest timber type classification as designated on maps produced using Alberta Vegetation Inventory Standards version 2.1 or such other criteria as may be mutually agreed to by all of the parties.

2.	All timber in the forest management area will be managed and harvested in accordance with the following provisions:

(a)	One preferred management strategy on dissolved land base that protects or enhances each other’s allocation.

(b)	Mutual timber supply gains and losses that are not directly affected by either Company’s business decisions will be shared.

(c)	In reference to subparagraphs (a) and (b) above, the detailed forest management plan will provide for the maintenance of mixedwood structures within the forest management area in a manner that recognizes and addresses biological diversity. The detailed forest management plan will provide for the monitoring of stand composition changes over time and for the implementation of adaptive management strategies to ensure sustainability of supply of both deciduous timber and coniferous timber.

3.	So as to accommodate the full utilization of the timber resource growing on the forest management area and the integration of deciduous and coniferous harvesting

(a)	the Companies shall be required to make prior arrangements with each other for the harvest and removal of coniferous and deciduous timber.

(b)	harvesting and removal of timber by either Company shall be subject to the terms of the approved annual operating plan submitted pursuant to this Agreement. The deciduous timber cut by Tolko will be made available to Footner, and the coniferous timber cut by Footner will be made available to Tolko.

4.	All coniferous and deciduous timber harvested by one Company for another Company will be done in accordance with a mutually acceptable business arrangement determined between the harvesting party and the receiving party.

5.	Unless otherwise agreed by Tolko, Footner shall have no rights to any coniferous timber harvested by either Company on the forest management area.

6.	Unless otherwise agreed by Footner, Tolko shall have no rights to any deciduous timber harvested by either Company on the forest management area.

7.	All coniferous and deciduous timber cut by and for the Companies on the forest management area shall be considered as production against the forest management area.

TOLKO INDUSTRIES LTD.
AND
FOOTNER FOREST PRODUCTS LTD.

APPENDIX “C”

A.	DECIDUOUS TIMBER ALLOCATION HOLDERS WITHIN THE FOREST MANAGEMENT AREA

1.	Daishowa-Marubeni International Ltd.

2.	Netaskinan Development Corporation

3.	Precision Lumber Products Ltd.

4.	Ridgeview Mills Ltd.

5.	Che K’li Enterprises Ltd.

B.	DECIDUOUS TIMBER ALLOCATION HOLDERS WITHIN THE FOREST MANAGEMENT AREA

ISSUED:

DTAF240001 (AAC = 2 192 m3)

DTAF240002 (AAC = 12 192 m3)

DTAF240003 (AAC = 30 000 m3)

DTAF240004 (AAC = 50 000 m3)

DTAF910001 (AAC = 179 837 m3)

PENDING

DTAF25000 (AAC = 2 230 m3)

DTAF24000 (AAC = 12 192 m3)

The following clause shall apply to the list of deciduous timber allocations in Appendix “C”.

(a)	Where a deciduous timber allocation is merged with one or more deciduous timber allocations, the new deciduous timber allocation shall be deemed to be listed in Appendix “C” for the purpose of paragraph 8(2)(b) of this Agreement.